Exhibit 10.1

CENTERLINE HOLDING COMPANY

ROSS NON-QUALIFIED SHARE OPTION AGREEMENT

THIS NON-QUALIFIED SHARE OPTION AGREEMENT (this “Agreement”) is made as of July 13, 2007 (the “Grant Date”), by and between Centerline Holding Company, a Delaware statutory trust (the “Company”), and Stephen M. Ross (the “Optionee”).

WHEREAS, in consideration of the Optionee agreeing to serve as Non-Executive Chairman of the Board of Trustees of the Company (“Non-Executive Chairman”), the Company has undertaken to issue to the Optionee an option to purchase common shares of beneficial interest of the Company (the “Company Shares”) in accordance with the further terms of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.               Grant of Option.

The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of 800,000 common shares of beneficial interest of the Company (the “Option Shares”), subject to, and in accordance with, the terms and conditions set forth in this Agreement.  The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

Section 2.               Purchase Price.

The price at which the Optionee shall be entitled to purchase Option Shares upon the exercise of the Option shall be $17.78 per Option Share.

Section 3.               Shares Subject to this Agreement.

The Company shall reserve for issuance, for the purposes of this Agreement, out of its authorized but unissued Company Shares, or out of Company Shares held in the Company’s treasury, or partly out of each, the Option Shares.  If the Option expires or terminates, according to the applicable provisions hereunder, for any reason without having been exercised in full, the Optionee shall not have any rights with respect to the Company Shares subject to the unexercised portion of the Option.

Section 4.               Duration of the Option.

The Option shall be exercisable to the extent and in the manner provided herein to and including November 17, 2013 (the “Exercise Term”); provided, however, that the Option may be terminated earlier as provided in Section 5(b), 7(a), 7(b), 11(a) or 11(b).  Any unexercised portion of the Option that is not exercised during the Exercise Term shall be deemed terminated at the end of the Exercise Term (or at such earlier time as provided in Section 5(b), 7(a), 7(b), 11(a) or 11(b)).

Section 5.               Exercisability of Option.

(a)           Unless otherwise provided in this Agreement, the Option shall entitle the Optionee to purchase, in whole at any time, or in part from time to time, 400,000 of the total number of Option Shares covered by the Option on and after the date hereof, an additional 200,000 Option Shares on and after November 17, 2007, and the remaining 200,000 Option Shares on and after November 17, 2008, and each such right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term.

(b)           If the Optionee dies during the Exercise Term and the Option has not otherwise terminated in accordance with the terms of this Agreement, all Option Shares covered by the Option that have not already vested pursuant to Section 5(a) shall vest upon the death of the Optionee and the unexercised portion of the Option may be exercised during the Exercise Term by the executor or administrator of the Optionee’s estate, or by the person(s) to whom the unexercised portion of the Option is transferred by will or the laws of decent and distribution.

Section 6.               Manner of Exercise and Payment.

(a)           Subject to the terms and conditions of this Agreement, the Option may be exercised by delivery of written notice to the Company, in substantially the form attached hereto as Appendix I, at its principal executive office.  Such notice shall state that the Optionee is electing to exercise the Option and the number of Option Shares to be exercised under the Option and shall be signed by the Optionee.  If requested by the Company, the Optionee shall (i) deliver this Agreement to the Company which shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of the Optionee to exercise the Option.

(b)           The notice of exercise described in Section 6(a) hereof shall be accompanied by the full purchase price for the Option Shares to be acquired under the Option by any one or a combination of the following: (i) cash (by certified check or wire transfer of immediately available funds), (ii) if requested by the Optionee, to the extent permitted by applicable law, transferring fully paid Company Shares held at least six (6) months to the Company with a Fair Value (as defined in Section 15(c) below) equal to the aggregate purchase price (less any portion paid in cash pursuant to clause (i) or by the surrender of a vested right to Option Shares pursuant to clause (iii)) or (iii) if requested by the Optionee, to the extent permitted by applicable law, surrendering the vested right of the Optionee to exercise this Option for Option Shares with a Fair Value in excess of the Exercise Price for such Option Shares equal to the aggregate purchase price (less any portion paid in cash pursuant to clause (i) or by transfer of Company Shares pursuant to clause (ii)).  In addition, the Optionee may provide instructions to the Company that upon receipt of the Option purchase price in cash, by certified check or by wire transfer of immediately available funds, from a broker or dealer acting at the direction of the Optionee, in payment for any Option Shares pursuant to the exercise of the Option, the Company shall issue such Option Shares directly to the designated broker or dealer.  Any Company Shares to be valued in connection with a transfer of Company Shares to the Company or Option Shares to be valued in connection with a surrender of vested rights to exercise this Option for Option Shares as payment of the purchase price under the Option shall be valued at their Fair Value on the day preceding the date of exercise of the Option.  No fractional Option Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Option Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Option Shares.

(c)           Upon receipt of notice of exercise and full payment for the Option Shares in respect of which the Option is being exercised, the Company shall, subject to Section 9 of this Agreement, take such action as may be necessary to effect the transfer to the Optionee of the number of Option Shares as to which such exercise was effective within five (5) Business Days thereof, including, without limitation, issuing and delivering the Option Shares to the Optionee and entering the Optionee’s name as a shareholder of record on the books of the Company with respect to the Option Shares.

(d)           The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Option Shares to be acquired under the Option, (ii) the Company shall have issued and delivered the Option Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a shareholder of record on the books of the Company with respect to the Option Shares, whereupon the Optionee shall have full voting and other ownership rights with respect to such Option Shares.  Except as otherwise expressly provided in this Agreement, no adjustment shall be made for cash dividends or other distributions or rights for which the record date is prior to the date on which any Option Shares are issued.

Section 7.              Termination of Option.

(a)           Service as Non-Executive Chairman.  Except to the extent otherwise provided in Section 5(b), if the Optionee resigns, retires or otherwise voluntarily ceases to serve as Non-Executive Chairman or as a Managing Trustee of the Company, the right to exercise the Option shall terminate immediately on the date the Optionee resigns, retires or otherwise voluntarily ceases to serve as Non-Executive Chairman or as a Managing Trustee with respect to any Option Shares that have not vested on such date.  The Optionee may exercise the Option with respect to any Option Shares that have vested prior to such date during the Exercise Period.

(b)           Breach of Future Relations Agreement.  In the event the Optionee or the Contributor Affiliated Parties (as defined in the Future Relations Agreement, dated as of November 17, 2003 (the “Future Relations Agreement”), by and among Centerline Capital Company LLC (“CCC”, formerly known as CharterMac Capital Company, LLC), the Optionee, Related General II L.P. and The Related Companies, L.P.) are in material breach of the Future Relations Agreement and such breach is not cured within thirty (30) days following the giving by the Company of written notice of such breach, specifying in reasonable detail the nature of such breach, to the Optionee (or, if the breach is not capable of cure within such thirty (30) day period and the Optionee is proceeding diligently to cure such breach, within sixty (60) days following the giving by the Company of written notice of such breach to the Optionee), the Option shall terminate immediately upon the expiration of the thirty (30) day (or, if applicable, sixty (60) day) cure period with respect to any Option Shares that have not vested on such date; provided, however, that the Option shall not terminate if (i) the breach is a single occurrence that is incapable of being cured and (ii) Optionee is able to make the Company and CCC whole with respect to the breach and promptly does so to the Company’s and CCC’s reasonable satisfaction following receipt by Optionee of written notice of such breach from the Company.  The Optionee may exercise the Option with respect to any Option Shares that have vested prior to the applicable termination date during the Exercise Period.  Notwithstanding any provision hereof to the contrary, the Optionee’s right to exercise all or any portion of the Option shall be suspended during the period beginning on the date notice of breach is given to the Optionee and ending on the date that the breach has been cured.

Section 8.               Nontransferability.

The Option shall not be assignable or transferable by the Optionee, either voluntarily or by operation of law, except by will or the laws of descent and distribution; provided, however, that following the fifth anniversary of the Grant Date the Option may be assigned or transferred to any Permitted Transferee or any other Person consented to by the Company if such Permitted Transferee or other Person shall furnish to the Company a written agreement to be bound by and comply with the provisions of this Agreement applicable to the Optionee.

Section 9.               General Restrictions.

(a)            Optionee Representations.  As a condition to any exercise of rights to purchase Option Shares the Optionee shall be required to represent and warrant that he is acquiring the Option Shares solely for his own account for the purpose of investment and not with a view to or for sale in connection with any distribution of any thereof.  The Optionee shall be required to agree that he will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of the Option Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of the Option Shares) except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.  Certificates representing the Option Shares issued upon exercise of the Option shall bear such legends as are deemed appropriate by legal counsel to the Company, unless the Optionee provides a written opinion of legal counsel, satisfactory to the Company, that any such legend is not required.

(b)            Compliance with Securities Laws.  The Company shall provide the Optionee with such information, statements, discussions and analyses with respect to the Company in such manner and at such times as may be required under state or federal securities laws.

Section 10.             Recapitalization.

In the event that the outstanding Company Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination or subdivision, an appropriate and proportionate adjustment shall be made in the number and kind of shares subject to this Agreement and in the number, kind and per share exercise price of shares subject to the unexercised portion of the Option.  Any such adjustment to the unexercised portion of the Option shall be made without change in the total price applicable to the unexercised portion of the Option as of the date of such adjustment.

Section 11.             Reorganization.

(a)           In the event that the Company is merged, consolidated or otherwise reorganized with another entity or person other than an Affiliate, and the Company is not a surviving entity, the board of directors or other governing body of any entity assuming the obligations of the Company shall either (i) make appropriate provision for the protection of the unexercised portion of the Option by the substitution on an equivalent basis of appropriate shares or other securities of the merged, consolidated or otherwise reorganized entity that will be issuable in respect of the Option Shares (provided that no additional benefits shall be conferred upon the Optionee as a result of such substitution), or (ii) upon written notice to the Optionee, provide that the unexercised portion of the Option is vested in full (if not already so vested) and must be exercised within a specified number of days of the date of such notice or the unexercised portion of the Option will be terminated, or (iii) upon written notice to the Optionee, provide that the unexercised portion of the Option is vested in full (if not already so vested) and shall be purchased by the successor entity within a specified number of days of the date of such notice at a price equal to the value the Optionee would have received if he then exercised his unexercised portion of the Option and immediately received full payment in respect of such exercise, as determined in good faith by the successor entity; provided, however, that in the event the common shareholders of the Company will receive shares or other securities of the merged, consolidated or otherwise reorganized entity, the board of directors or other governing body of any entity assuming the obligations of the Company shall make appropriate provision for the protection of the unexercised portion of the Option by the substitution on an equivalent basis of such shares or other securities of the merged, consolidated or otherwise reorganized entity that will be issuable in respect of the Option Shares (provided that no additional benefits shall be conferred upon the Optionee as a result of such substitution).

(b)           In the event that all or substantially all of the assets or more than 51% of the outstanding equity securities of the Company entitled to vote for trustees is acquired by any other entity or person other than an Affiliate or an entity or person or any Affiliate thereof owning 5% or more of the outstanding voting stock of the Company, or there is a liquidation of the Company, the Company may either (i) upon written notice to the Optionee, provide that the unexercised portion of the Option is vested in full (if not already so vested) and must be exercised within a specified number of days of the date of such notice or the unexercised portion of the Option will be terminated, or (ii) upon written notice to the Optionee, provide that the unexercised portion of the Option is vested in full (if not already so vested) and shall be purchased by the Company or its successor within a specified number of days of the date of such notice at a price equal to the value the Optionee would have received if he then exercised his unexercised portion of the Option and immediately received full payment in respect of such exercise, as determined in good faith by the Company.

Section 12.               Trustee Rights.

Nothing contained in this Agreement shall constitute evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as a Managing Trustee for any period of time.

Section 13.               Withholding of Taxes and Notice of Disposition.

The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the Option.  In addition, if the Optionee is entitled to receive Option Shares upon exercise of the Option, the Optionee shall pay the Withholding Taxes to the Company in cash prior to the issuance, or release from escrow, of such Option Shares.  In satisfaction of the obligation to pay Withholding Taxes to the Company, the Company may, in its discretion and subject to compliance with applicable securities laws and regulations, withhold Option Shares having an aggregate Fair Value on the date preceding the date of such issuance equal to the Withholding Taxes.

Section 14.              Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms  or conditions may be waived, but only by a written instrument executed by the parties hereto (which, in the case of the Company, shall require the approval of a majority of the independent trustees of the Company).

Section 15.             Definitions.

(a)           Affiliate.  The term “Affiliate” shall mean a corporation or other entity or person which, at the time of reference, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b)           Business Day.  The term “Business Day” shall mean any day that the New York Stock Exchange is open for business.

(c)           Fair Value.  The term “Fair Value” of an Option Share or a Company Share, as applicable, shall mean (i) if the Company Shares are traded on a national securities exchange, the closing price for the Company Shares on the day immediately preceding the date of determination or if there is no closing price on such date, the last preceding closing price, (ii) if the Company Shares are not traded on a national securities exchange, the mean of the high bid and ask quotes of the Company Shares as reported in the NASDAQ/NMS reports or the National Quotation Bureau Inc.’s pink sheets or in the NASD Bulletin Board on the day immediately preceding the date of determination or if there were no high bid and ask quotes on such date, the last preceding day that there were, and (iii) if neither (i) or (ii) are applicable, as determined in good faith by the Company (which determination shall require the approval of a majority of the independent trustees of the Company).

(d)           Managing Trustee.  The term “Managing Trustee” shall have the meaning ascribed thereto in the Second Amended and Restated Trust Agreement of the Company dated as of November 17, 2003.

(e)           Permitted Transferee.  The term “Permitted Transferee” shall mean: (i) any spouse, parent, lineal descendent, parent-in-law, nephew, niece, brother, sister, brother-in-law, sister-in-law, stepchild, son-in-law and daughter-in-law of the Optionee or his spouse; (ii) any corporation, limited partnership or limited liability company in which all of the shares, partnership interests or membership interests are owned by the Optionee or the persons listed in (i) above; (iii) in case of the death of any of the foregoing persons, a transfer by will or by the laws of the intestate succession to executors, administrators, testamentary trustees, legatees or beneficiaries; or (iv) trusts, the only beneficiaries of which are the Optionee, the persons listed in (i), (ii) and (iii) and/or are charitable organizations.

Section 16.             Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

Section 17.             Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

Section 18.             Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Optionee’s legal representatives.  All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators and successors.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above written.

CENTERLINE HOLDING COMPANY

By:	/s/ Marc D. Schnitzer
Name:	Marc D. Schnitzer
Title:	Chief Executive Officer and President

OPTIONEE:

/s/ Steven M. Ross
STEPHEN M. ROSS

Appendix I
NOTICE OF EXERCISE OF OPTION UNDER THE
CENTERLINE HOLDING COMPANY
NON-QUALIFIED SHARE OPTION AGREEMENT

Centerline Holding Company
625 Madison Avenue
New York, New York  10022

Gentlemen:

I hereby exercise my option to purchase common shares of beneficial interest (the “Option Shares”) in Centerline Holding Company (the “Company”), under the terms and conditions of that certain Non-Qualified Share Option Agreement, dated as of July [__], 2007, by and between Stephen M. Ross and the Company, as follows:

(1)           Number of shares:
(2)           Option price per share:
(3)           Aggregate purchase price [(1) x (2)]:

Enclosed or accompanying delivery of this notice is payment in the form of:

(a)	Cash. Cash, certified check, or wire transfer of immediately available funds in United States dollars payable to the order of the Company in the amount of the aggregate purchase price [(3) above].

(b)
Company Shares.  To the extent permitted by applicable law, certificates duly endorsed in blank for Company Shares with a Fair Value on the day preceding the date of this notice equal to the aggregate purchase price [(3) above].

(c)
Surrender of Option Rights.  To the extent permitted by applicable law, surrender of my vested right to exercise the Option for Option Shares with a Fair Value in excess of the Exercise Price for such Option Shares equal to the aggregate purchase price [(3) above].

(d)	Any combination of the above.

Note:	If any portion of the payment is to be made in Company Shares, please consult the Company prior to submitting this form as to the proper method of payment.

Upon receipt of the aggregate purchase price [(3) above], please issue the certificates as follows:

(a)           In my name; or
(b)
In the name of my designated broker or dealer, to the extent the Company has received in cash, certified check or wire transfer of immediately available funds, the aggregate purchase price [(3) above] from such broker or dealer acting at my direction.

               Please deliver the certificates (including those representing excess shares submitted) and/or any excess cash to:

Issue to:			Mail or deliver to:
Name			Name
Address
City	State	Zip Code	City	State	Zip Code
Social Security Number

Dated:
(Signature)